CODE OF ETHICS
Adopted Under SEC Rule 204A4
Covering the Following Advisor:

FRONTIER INVESTMENT MANAGEMENT CO.

Effective February 1, 2005

            FRONTIERINVESTMENT MANAGEMENT CO. (the “Advisor”) is confidentthat its officers, trustees, directors and employees act with integrity and good faith. The Advisor recognizes, however, that personal interests may conflict with an Advisor’s interests where officers, directors, trustees or employees:

X	Know about present or future portfolio transactions or

X	Have the power to influence portfolio transactions; and

X	Engage in personal transactions in securities.

            In an effort to prevent these conflicts from arising and in accordance with SEC Rule 204A-l under the Investment Advisors Act of 1940 (the “the Advisors Act”), the Advisor has adopted this Code of Ethics (the “Code”) to prohibit transactions that create, may create, or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures. Each officer, director, trustee and employee of the Advisor should carefully read and review this Code.

I.	About the Advisor.

            The Advisor is a registered investment adviser pursuant to applicable federal and state securities laws.

II.	About this Code of Ethics.

(1)	Transaction-Related and Reporting Provisions.

            This Code sets forth specific prohibitions relating to securitiestransactions and also sets out certain reporting requirements. They cover the persons identified below:

X	All Advisor officers and directors;
X	Portfolio Management Persons and all other employees who regularly obtain information concerning recommendations made to a Client about the purchase or sale of a security (herein called Access Employees — see Exhibit D to the Policy and Procedures Manual for a current list);and
X	Natural persons in a control relationship with the Advisor who obtain information concerning recommendations made to a Client about the purchase or of a security and are not specflcally covered by any other section of the Code.
X	Family Members. For purposes of personal securities reporting requirements, an Adviser should ensure that terms such as “employee,” “account,” “supervised person,” and “access person” are defined to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust). This also includes any other individuals living in the employee’s household.

            For the prohibitions and reporting requirements that apply to you, please refer to Parts A-B as indicated below. (Definitions of underlinedterms are included in Appendix A.)

X	Advisor officers, directors and Access Employees Part A
X	Natural control persons Part B

(2)   Other Provisions.

            The remainder of this Code sets forth general principles (Section III), required course of conduct (Section IV), reporting obligations (Section V), the Advisor’ review, enforcement and recordkeeping responsibilities (Sections VI, VII and Vifi) and miscellaneous information (Section IX).

Ill.	Statement of General Principles.

            In recognition of the trust and confidence placed in the Advisor by Clients, and because the Advisor believes that its operations should benefit Clients, the Advisor has adopted the following universally applicable principles.

(1) Client’s interests are paramount. You must place Client interests before your own. In addition, you should not place one Client’s interest before another.
(2) You must accomplish all personal securitiestransactions in a manner that avoids even the appearance of a conflict of your personal interests with those of a Client.
(3) You must avoid actions or activities that allow (or appear to allow) you or your family to profit or benefit from your position with the Advisor, or that brings into question your independence or judgment.
(4) You must take all steps to comply with applicable federal and state securities laws.

IV.	Required Course of Conduct.

(1)	Prohibition Against Fraud, Deceit and Manipulation.

You cannot, in connection withthe purchase or sale, directly or indirectly, of a security held or to be acquired by any Client:

(A)	employ any device, scheme or artifice to defraud the Client;

(B)	make to the Client any untrue statement of a material fact or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	engage in any act, practice or course of business which would operate as a fraud or deceit upon the Client; or

(D)	engage in any manipulative practice with respect to the Client.

Two of the most common risks associated with personal securities transactions are front-running and trading opposite a Client. For example, front-running would include the purchase of a security any time within seven days ahead of when a Client purchases the same security or the sale of a security any time within seven days ahead of when a Client sells the same security. An example of trading opposite a Client would include the sale of a security any time within seven days after a Client purchases the same security or the purchase of a security any time within seven days after a Client sells the same security.

(2)	Limitson Accepting or Receiving Gifts.

Officers of the Advisor and Portfolio Management Personnel cannot accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of an Advisor. This provision does not include:

X	occasional meals, tickets to a sporting event or the theater, or normal business entertainment; and

X	any payment or reimbursement for professional training or educational meetings

(3)	Insider Trading - Use of Non-Public Information

The use of Non-Public Information (Insider Trading) is strictly prohibited. Procedures regarding this practice have been set forth in the Advisor’s Policies and Procedures Manual and are considered an integral part of the Advisor’s Code of Ethics.

V.	Reporting Obligations.

See Parts A or B as appropriate, for your specific reporting obligations.

VI.	Review and Enforcement of the Code.

The Advisor has appointed a Chief Compliance Officer in its Policies and Procedures Manual.

(1)	Chief Compliance Officer. The Chief Compliance Officer will perform the following duties:

(A)     The Chief Compliance Officer will, on a quarterly basis, compare all reported personal securitiestransactions with the Client’s completed portfolio transactions and a list of securities being considered for purchase or sale by the Advisor to determine whether a Code violation may have occurred. The Chief Compliance Officer may request additional information or take any other appropriate measure that the Chief Compliance Officer decides is necessary to aid in this determination. Before determining that a person has violated the Code, the Chief Compliance Officer must give the person an opportunity to supply explanatory material.

(B)     If the Chief Compliance Officer determines that a Code violation may have occurred, the Chief Compliance Officer must submit the determination, together with the confidential quarterly report and any explanatory material provided by the person, to the President. The President will independently determine whether the person violated the Code.

(C)     No person is required to participate in a determination of whether he or she has committed a Code violation or of the imposition of any sanction against himself or herself. If a securities transaction of the President is under consideration, the Chief Compliance Officer or other designated officer will act for the President for purposes of this Section VI.

(2)	Sanctions.

If the President finds that the person violated the Code, the President will impose upon the person sanctions that the President deems appropriate and will report the violation and the sanction imposed to the Board of Directors at the next regularly scheduled board meeting unless, in the sole discretion of the President, circumstances warrant an earlier report.

(3)	Exceptions.

The Chief Compliance Officer, in his or her discretion, may exempt any person from any specific provision of the Code, if the Chief Compliance Officer determines that (a) the services of the person are valuable to the Clients; (b) the failure to grant this exemption will result in an undue burden on the person or prevent the person from being able to render services to the Clients; and (c) granting the exemption does not detrimentally affect the Clients. The Chief Compliance Officer will prepare a report documenting the nature of any exemption granted, the persons involved and the reasons for granting such exemption.

Any person granted an exemption with respect to a particular transaction must furnish the Chief Compliance Officer with a written report concerning that transaction within three (3) days of the transaction.

VII.	Annual Written Report to the Board.

At least once a year, the Chief Compliance Officer, on behalf of the Advisor, will provide the Board of Directors a written report that includes:

(1)	Issues Arising Under the Code.

The Report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanctions.

(2)	Certification.

The Report will certify to the Board of Directors that the Advisor has adopted measures reasonably necessary to prevent its personnel from violating the Code currently and in the future (See Exhibit D for a sample Acknowledgement).

VIII.	Recordkeeping.

            The Advisor will maintain records as set forth below. These records will be maintained in accordance with the Advisors Act and applicable state laws and will be available for examination by representatives of the designated examining authority.

(1)	A copy of this Code and any other code, which is, or at anytime within the past five years has been, in effect will be preserved in an easily accessible place;

(2)	A list of all persons who are, or within the past five years have.been, required to submit reports under this Code will be maintained in an easily accessible place;

(3)	A copy of each report and acknowledgment made by a person under this Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(4)	A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred;

(5)	A copy of each annual report to the Board of Directors will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)	The Advisor will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an initial public offering (AIPO) or a private placement, for at least five years after the end of the fiscal year in which the approval is granted.

IX. Miscellaneous.

(1) Confidentiality. All personal securitiestransactions reports and any other information filed with an Advisor under this Code will be treated asconfidential, provided that such reports and related information may be produced to the designated examining authority and other regulatory agencies.

(2) Interpretation of Provisions.The Board of Directors may from time to time adopt such interpretations of this Code, as it deems appropriate.

(3) Periodic Review and Reporting. The Chief Compliance Officer or President (or his or her designee) will report to the Board of Directors at least annually as to the operation of this Code and will address in any such report needed (if any) for further changes or modifications to this Code.

(4) Initial Acknowledgment -The effective date of this Code of Ethics is February 1, 2005. Each interested officer, employee and affiliated agent of the Advisor is required to certify annually that he/she (i) has read and understands the Code, (ii) is aware that he/she is subject to the provisions of this Code, (iii) and has, reported all holdings and transactions that he/she is required to report pursuant to the Code. A sample Initial Acknowledgment can be found at Exhibit A of this Code of Ethics.

(5) Annual Acknowledgment. Each interested officer, employee and affiliated agent of the Advisor is required to certify annually that he/she (i) has read and understands the Code, (ii) is aware that he/she is subject to the provisions of this Code, (iii) has complied with the Code at all times during the previous calendar year, and (iv) has, during the previous calendar year, reported all holdings and transactions that he/she is required to report pursuant to the Code. A sample Annual Acknowledgment can be found at Exhibit B of this Code of Ethics.

PART A

Advisor Officers, Directors and Access Employees and their Family Members

I. General Obligations.

(1)	Thirty-Day Prohibition on Selling Securities.

You cannot sell a securitywithin 30 calendar days of acquiring that security.

(2)	Providing a List of Securities.

You must provide the Chief Compliance Officer with a complete listing of all securities you beneficiallyas of December 31 of the previous year (initial year end December 31, 2004). Each following year, you must submit a revised list to the Chief Compliance Officer showing the securitiesyou beneficiallyas of December 31. You must submit the initial listing within 10 calendar days of the date you first become an officer or Access EmDloyee, and each update no later than 30 calendar days after the start of the year. You may submit copies of customer statements to meet this requirement.

You are not required to provide this list of securities if:

▪	you are not currently affiliated with or employed by the investment adviser.

(3)	Required Transaction Reports.

On a quarterly basis you must report transactions in securities, as well as any securitiesaccounts established. You must submit your report to the Chief Compliance Officer no later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected.

The quarterly reports can be made in two manners:

a) Stock Transaction Report — utilize the Exhibit E set forth in the Policies and Procedures Manual.

b) Dupe Confirmations and Statements — have your brokerage firm set the Advisor up to receive dupe confirmations and customer statements for your account.

If you had no reportable transactions or did not open any securitiesaccounts during the quarter, you are still required to submit a report. Please sign in the space provided and submit the report with no transactions listed.

If you supply the Stock Transaction Report to the Chief Compliance Officer, he or she has the right to request copies of backup documents to verify the integrity of the report and request duplicate documents at any time.

(4)	What Securities are Covered Under Your Quarterly Reporting Obligation?

You must report all transactions in securitiesthat: (i) you directly or indirectly beneficiallyown or (ii) because of the transaction, you acquire direct or indirect beneficial ownership. The report must contain any account you established in which any securities were held during the quarter.

(5)	Pre-Approval of IPOs and Private Placements.

You must obtain approval from the Chief Compliance Officer before acquiring beneficial ownershipof any securitiesoffered in connection with an IQ or a private placement.

(6)	What Securities and Transactions May Be Excluded from Your Report?

You are not required to detail or list the following securitiesor transactions on your report.

(A)	Purchases or saleseffected for any account over which you have no direct or indirect influence or control.

(B)	Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan or other similar type of plan, where you purchase securities issued by your employer.

(C)	Purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer, and sales of such rights so acquired.

(D)	Purchases of securities issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short- term debt instruments, including repurchase agreements, and registered open-end mutual Clients.

(E)	Purchases or sales which are non-volitional on your part, including purchases or sales upon exercise of puts or calls written by you and sales from a margin account to a bona jIde margin call.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownershipin the securityincluded in the report.

(7)	Seven-Day Blackout Period on Personal Securities Transactions.

You cannot purchase or sell, directly or indirectly, any securityin which you had (or by reason of such transaction acquire) any beneficial ownershipat any time within seven calendar days before or after the time that the same (or a related) security is being purchased or soldby any Client. This provision will only apply if you obtain specific information regarding the purchase or saleof a securityby a Client.

(A)	Exception toBlackout Period. The seven-day blackout period does not apply to the purchase or saleof any security(i) of a Company with a market capitalization in excess of $500 million, (ii) included in either the S&P 500 Composite Index or the NASDAQ 100 Index, and (iii) made in dollar amounts less than $25,000.

PART B
Natural Control Persons

General Obligations.

(1)	Providing a List of Securities.

You must provide the Chief Compliance Officer with a complete listing of all securitiesyou beneficiallyas of December 31 of the previous year (initial year end December 31, 2004). Each following year, you must submit a revised list to the Chief Compliance Officer showing the securitiesyou beneficiallyas of December 31. You must submit the initial listing within 10 calendar days of the date you first become a natural controlperson, and each update no later than 30 calendar days after the start of the year. You may submit copies of customer statements to meet this requirement.

You are not required to provide this list of securities if:

▪	you are not currently affiliated with or employed by the investment adviser(s).

(2)	Required Transaction Reports.

On a quarterly basis you must report any securitiestransactions, as well as any securitiesaccounts established. You must submit your report to the Chief Compliance Officer no later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected.

If you had no reportable transactions or did not open any securitiesaccounts during the quarter, you are still required to submit a report. Please sign in the space provided and submit the report with no transactions listed.

(3)	What Securities are Covered Under Your Quarterly Obligation?

You must report all transactions in securitiesthat: (i) you directly or indirectly beneficiallyor (ii) because of the transaction, you acquire direct or indirect beneficial ownership. The report must also include any account you established in which securitieswere held during the quarter.

(4)	Pre-Approval ofIPOs and Private Placements.

You must obtain approval from the Chief Compliance Officer before acquiring beneficial ownershipof any securitiesoffered in connection with an WQ or a private placement.

(5)	What Securities and Transactions are Excluded from Your Reporting Obligation?

Youare not required todetail or list the following securitiesor transactions on your report:

(A)	Purchases or saleseffected for any account over which you have no direct or indirect influence or control.

(B)	Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchase securities issued by your employer.

(C)	Purchases arising from the exercise of rights issued by an issuerpro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer, and sales of such rights so acquired.

(D)	Purchases of securities issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality shorttemi debt instruments, including repurchase agreements, and registered open-end mutual Clients.

(E)	Purchases or sales which are non-volitional on your part, including purchases or ic upon exercise of puts or calls written by you and sales from a margin account to a bonafide margin call.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownershipin the securityincluded in the report.

APPENDIX A
Defmitions

Access employeeincludes any director or officer of the investment adviser, or an employee of the investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a Client’s portfolio securitiesor who has access to information regarding a Client’s future purchases or sales of portfolio securities.

Beneficial ownershipmeans the same as under Section 16 of the Securities Exchange Act of 1934 and Rule 1 6a- 1 (a)(2) thereunder. You should generally consider yourself the beneficial owner of any securitiesin which you have a direct or indirect pecuniary interest. In addition, you should consider yourself the beneficial owner of securitiesheld by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Controlmeans the same as that under Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of an Advisor, unless such power is solely the result of an official position with such Advisor. Ownership of 25% or more of an Advisor’s outstanding voting securitiesis presumed to give the holder of such securitiescontrol over the Advisor. This presumption may be countered by the facts and circumstances of a given situation.

Family Membersare defined to also include any “employee,” “account,” “supervised person,” and “access person” as defined immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust). This also includes any other individuals living in the employee’s household.

Initial public offering (“IPO”)means an offering of securitiesregistered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Natural Person- Natural persons in a controlrelationship with the Advisor who obtain information concerning recommendations made to a Client about the purchase or saleof a securityand are not specflcally covered by any other section of the Code.

Private placementmeans an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

Purchase or sale of a securityincludes, among other things, the writing of an option to purchase or sell a security.

Securitymeansthe same as that set forth in Section 2(a)(36) of the 1940 Act, except that it does not include securities issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered open-end mutual Clients and high quality - short-term debt instruments, including repurchase agreements. A securitydoes not include index futures or other commodities.

A security held or to be acquiredby any Client means any securitywhich, within the most recent 15 days, (i) is or has been held by any Client or (ii) is being or has been considered by the adviser or sub- adviser for purchase by any Client, and any option to purchase or sell, and any securityconvertible into or exchangeable for any security.

A security is being purchased or soldby the Trust from the time a purchase or saleprogram has been communicated to the person who places buy and sell orders for the Trust until the program has been fully completed or terminated.

Exhibit A

INITIAL ACKNOWLEDGMENT

Iam required per this Code of Ethics to comply with all aspects of the Code. This is to acknowledge that I have read the foregoing Code of Ethics, that I have asked questions about them and do understand the rules and procedures. I have reported all securities accounts that either I or my family as defmed have participated in over currently own. I understand that no less than quarterly I am to disclose any securities transactions required to be disclosed per this Code of Ethics and the Policies and Procedures Manual. I hereby agree that I will abide by such rules and regulations at all times.

I further acknowledge that I have knowledge of and understand the prohibitions against insider trading and the use of Non-Public Information. I further certify that I agree to abide by these rules at all times.

Signature                                                                Title                                       Date

Type/Print Name/Title

The Advisor

BY:

Signature                                                                Title                                       Date

Exhibit B

ANNUALACKNOWLEDGMENT

I am required per this Code of Ethics to comply with all aspects of the Code. This is to acknowledge that I have read the foregoing Code of Ethics, that I have asked questions about them and do understand the rules and procedures. I have reported all securities accounts or transactions that either I or my family as defmed have participated in over the past 12 months. I hereby agree that I will abide by such rules and regulations at all times.

I further acknowledge that I have knowledge of and understand the prohibitions against insider trading and the use of Non-Public Information. I further certify that I have not participated in any activities which would result in a violation of the insider trading rules and agree to abide by them at all times.

Signature                                                                Title                                       Date

Type/Print Name/Title

The Advisor

BY:

Signature                                                                Title                                       Date

Exhibit C
SECURITIES ACCOUNT/TRANSACTION REPORTING FORM

Please be advised that I have securities accounts at the following Firms:

Name               Account -Account #                 Name               Firm Address                      Tele. No.                                  CashlMargin

1.

2.

3.

4.

5.

Briefly describe the type of activity that has taken place in these accounts, e.g. options, new issues, municipals, bonds, etc.:

Has each Firm been notified that you are an IAR of another registered Firm?

Are duplicate confirmations currently being sent to the Firm you are registered with?

Yes ___  No___

Date                                                                      Signature/Title                                                      Print Name/Title

Exhibit D
ANNUAL CERTIFICATION TO THE BOARD OF DIRECTORS

Pursuant to Section VII of this Code of the Ethics, I have reviewed the activities of the Advisor for the past year.

During this period of time I have found that:

(select one)

             No material Code violations were found.

         Material Code violations were found which resulted in sanctions. The attached memo(s) outlines each incident, the resolution and any sanctions imposed (attaché copy of the memo describing your findings, steps you took and any disciplinary/sanctions against the person involved.

Certification.

I hereby certify to the Board of Directors that the Advisor has adopted measures reasonably necessary to prevent its personnel from violating the Code currently and in the future. If any violations have been noted, then I have taken action to resolve the incident and taken any necessary steps to discipline or sanction the affected person and to correct or amend the Advisors procedures to detect and prevent such activity in the future.

Date                                                                                  Signature/Title                                                      Print Name/Title